Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Skullcandy, Inc. 2011 Incentive Award Plan, 2008 Equity Incentive Plan, and the Amended and Restated 2005 Stock Plan of our report dated April 28, 2011 (except for paragraph three of Note 12, as to which the date is July 14, 2011), with respect to the consolidated financial statements of Skullcandy, Inc. included in Skullcandy, Inc.’s Registration Statement on Form S-1 (No. 333-171923) filed with the Securities and Exchange Commission.

/s/  Ernst & Young LLP

Salt Lake City, Utah

July 19, 2011